Exhibit 99.1

ENDECA TECHNOLOGIES, INC.

2009 STOCK INCENTIVE PLAN

SECTION 1. GENERAL PURPOSE OF THE PLAN; DEFINITIONS

The name of the plan is the Endeca Technologies, Inc. 2009 Stock Incentive Plan (the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, directors and other key persons of Endeca Technologies, Inc., a Delaware corporation (including any successor entity, the “Company”) and any Subsidiary, upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business, to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

The following terms have the definitions set forth below:

“Affiliate” of any Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the first mentioned Person. A Person is deemed to control another Person if the first Person possesses directly or indirectly the power to direct, or cause the direction of, the management and policies of the second Person, whether through the ownership of voting securities, by contract or otherwise.

“Award” or “Awards,” except where referring to a particular category of grant under the Plan, include Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock Awards, Unrestricted Stock Awards, Restricted Stock Units or any combination of the foregoing.

“Award Agreement” means a written or electronic agreement setting forth the terms and provisions applicable to an Award granted under the Plan.

“Board” means the Company’s Board of Directors.

“Cause” has the meaning set forth in the applicable Award Agreement(s). If an Award Agreement does not contain a definition of “Cause,” then it means (i) dishonest statements or acts of the grantee with respect to the Company or any Affiliate of the Company; (ii) the grantee’s commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) failure to perform to the Company’s reasonable satisfaction a substantial portion of the grantee’s duties and responsibilities assigned or delegated which failure continues, in the Company’s reasonable judgment, after the Company gives the grantee written notice; (iv) gross negligence, willful misconduct or insubordination of the grantee with respect to the Company or any Affiliate of the Company; or (v) a violation of any provision of any agreement(s) between grantee and the Company relating to noncompetition, nondisclosure and/or assignment of inventions.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Committee” means the Committee of the Board referred to in Section 2.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Market Value” of the Stock on any given date means the fair market value of the Stock determined in good faith by the Committee based on the reasonable application of a reasonable valuation method not inconsistent with Section 409A of the Code. If the Stock is admitted to quotation on a national securities exchange, the determination shall be made by reference to market quotations. If the date for which Fair Market Value is determined is the first day when trading prices for the Stock are reported on a national securities exchange, the Fair Market Value shall be the “Price to the Public” (or equivalent) set forth on the cover page for the final prospectus relating to the Company’s Initial Public Offering.

“Good Reason” has the meaning set forth in the applicable Award Agreement(s). If an Award Agreement does not contain a definition of “Good Reason,” then it means (i) a material diminution in the grantee’s responsibilities, authority or duties; (ii) a material diminution in the grantee’s base salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company or (iii) a material change in the geographic location at which the grantee provides services to the Company.

“Holder” means, with respect to an Award or any Issued Shares, the Person holding such Award or Issued Shares, including the initial recipient of the Award or any Permitted Transferee.

“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.

“Initial Public Offering” means the consummation of the first fully underwritten, firm commitment public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale by the Company of its equity securities, as a result of or following which the Stock shall be publicly held.

“Issued Shares” means, collectively, all outstanding Shares issued pursuant to Restricted Stock Awards, Unrestricted Stock Awards and Restricted Stock Units and all Option Shares.

“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.

“Option Shares” means outstanding shares of Stock that were issued to a Holder upon the exercise of a Stock Option.

“Permitted Transferees” means any of the following to whom a Holder may transfer Issued Shares hereunder (as set forth in Section 9(a)(ii)(A)): the Holder’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Holder’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons control the management of assets, and any other entity in which these persons own more than fifty percent of the voting interests; provided, however, that any such trust does not require or permit distribution of any Issued Shares during the term of the Award Agreement unless subject to its terms. Upon the death of the Holder, the term Permitted Transferees also includes such deceased Holder’s estate, executions, administrations, personal representations, heirs, legatees and distributees, as the case may be.

“Person” means any individual, corporation, partnership (limited or general), limited liability company, limited liability partnership, association, trust, joint venture, unincorporated organization or any similar entity.

“Repurchase Event” means any one or more of the following:

(i) The termination of the Award recipient’s employment or service relationship with the Company and its Subsidiaries for any reason whatsoever, regardless of the circumstances thereof, and including, without limitation, upon death, disability, retirement, discharge or resignation for any reason, whether voluntarily or involuntarily, but not including any of the events set forth in Section 12 below;

(ii) Either of the following in which the Holder is subject to a transfer of its Issued Shares or Award(s) by operation of law (including by divorce, even if not insolvent), except by reason of death: (i) the filing of a voluntary petition under any bankruptcy or insolvency law, or a petition for the appointment of a receiver or the making of an assignment for the benefit of creditors, with respect to the Holder, or (ii) the Holder’s being subjected involuntarily to such a petition or assignment or to an attachment or other legal or equitable interest with respect to the Holder’ s assets, which involuntary petition or assignment or attachment is not discharged within 60 days after its date;

(iii) The consummation of a Sale Event, as defined below; or

(iv) The breach by the Holder of any non-disclosure or confidentiality obligations to the Company, whether contained in an employment agreement or otherwise.

“Restricted Stock Award” means Awards granted pursuant to Section 6 and “Restricted Stock” means Shares granted pursuant to such Awards.

“Restricted Stock Unit” means an Award of phantom stock units to a grantee that may be settled in cash or stock as determined by the Committee, pursuant to Section 8.

“Sale Event” means the consummation of (i) the dissolution or liquidation of the Company, (ii) the sale of all or substantially all of the Company’s assets on a consolidated basis to an unrelated person or entity, (iii) a merger, reorganization or consolidation in which the outstanding shares of Stock are converted into or exchanged for securities of the successor entity and the holders of the Company’s outstanding voting power immediately before such transaction do not own at least a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, (iv) the sale of all or a majority of the Stock of the Company to an unrelated person or entity, or (v) any other acquisition of the business of the Company, as determined by the Board; provided, however, that the Company’s Initial Public Offering, any subsequent public offering or another capital raising event does not constitute a “Sale Event.”

“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Shares” means shares of Stock.

“Stock” means the Common Stock, par value $.01 per share, of the Company, subject to adjustments pursuant to Section 3.

“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has more than a 50 percent interest, either directly or indirectly.

“Unrestricted Stock Award” means any Award granted pursuant to Section 7 and “Unrestricted Stock” means Shares granted pursuant to such Awards.

SECTION 2. ADMINISTRATION OF PLAN; COMMITTEE AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS

(a) Administration of Plan. The Board or, at the Board’s discretion, a committee of the Board shall administer the Plan. If the Board chooses to delegate its administration authority hereunder to a committee of the Board, then such committee must comprise at least two directors, except as contemplated by Section 2(c). All references in this Plan to the “Committee” refer to the group then responsible for administering the Plan at the relevant time (i.e., either the Board or a committee of the Board, as applicable).

(b) Powers of Committee. The Committee has the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

(i) to select the individuals to whom Awards may from time to time be granted;

(ii) to determine the time(s) and the amount, if any, of Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock Awards, Unrestricted Stock Awards, Restricted Stock Units, or any combination of the foregoing, granted to any one or more grantees;

(iii) to determine the number of shares of Stock to be covered by any Award and, subject to the provisions of Section 5(a)(i) below, the price, exercise price, conversion ratio or other price relating thereto;

(iv) to determine and, subject to Section 13, to modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the form of written instruments evidencing the Awards;

(v) to accelerate at any time the exercisability or vesting of all or any portion of any Award;

(vi) to impose any limitations on Awards granted under the Plan, including limitations on transfers, repurchase provisions and the like, and to exercise repurchase rights or obligations;

(vii) subject to any restrictions imposed by Section 409A, to extend at any time the period in which Stock Options may be exercised; and

(viii) at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

All decisions and interpretations of the Committee shall be binding on all persons, including the Company and Plan grantees.

(c) Delegation of Authority to Grant Options. Subject to applicable law, the Committee, in its discretion, may delegate to the Company’s Chief Executive Officer or President the power to designate officers or employees to be recipients of Options, and to determine the number of such Options to be received by such officers or employees. However, the resolution so authorizing the Chief Executive Officer or President shall specify the total number of Options the Chief Executive Officer or President may so award and may not delegate to the Chief Executive Officer or President the authority to set the strike price or the vesting terms of such Options. Any such delegation by the Committee must also provide that the Chief Executive Officer or President may not grant awards to himself or herself (or other members of senior management) without the Committee’s approval. The Committee may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Committee’s delegate or delegates that were consistent with the terms of the Plan.

(d) Award Agreement. Awards under the Plan shall be evidenced by Award Agreements that set forth the terms, conditions and limitations for each Award and may include, without limitation, the term of the Award, the applicable provisions if employment or service terminates, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award. Each Award Agreement may contain terms and conditions in addition to those set forth in the Plan; provided, however, that except to the extent explicitly provided to the contrary, in the event of any conflict in the terms of the Plan and the Award Agreement, the terms of the Plan shall govern.

(e) Indemnification. Neither the Board nor the Committee, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Committee (and any delegate thereof) are entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company’s governing documents, including its certificate of incorporation or bylaws, or any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.

(f) Foreign Award Recipients. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and any Subsidiary operate or have employees or other individuals eligible for Awards, the Committee, in its sole discretion, has the power and authority to (i) determine which Subsidiaries, if any, are covered by the Plan; (ii) determine which individuals, if any, outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to individuals outside the United States to comply with applicable foreign laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent the Committee determines such actions to be necessary or advisable (and such subplans or modifications shall be attached to the Plan as appendices), except that no such subplans or modifications shall increase the share limitation contained in Section 3(a) hereof; and (v) take any action, before or after an Award is made, that the Committee determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.

(g) Deferral Arrangement. The Committee may establish rules and procedures, consistent with Section 409A, setting forth the circumstances under which the distribution or the receipt of Stock and other amounts payable with respect to an Award may be deferred either automatically or at the election of the grantee and whether and to what extent the Company may pay or credit amounts constituting interest (at rates determined by the Committee) or dividends or deemed dividends on such deferrals.

SECTION 3. STOCK ISSUABLE UNDER THE PLAN; MERGERS AND OTHER TRANSACTIONS; SUBSTITUTION

(a) Stock Issuable. The maximum number of shares of Stock reserved and available for issuance under the Plan is (i) 4,751,123 shares plus (ii) such number of shares as equals that number of shares underlying any awards granted pursuant to the Company’s Amended and Restated 1999 Stock Incentive Plan that are forfeited, canceled, withheld upon exercise of an option or settlement of an award to cover the exercise price or tax withholding, reacquired by the Company before vesting, satisfied without the issuance of Stock or otherwise terminated (other than by exercise) after October 27, 2009, subject to adjustment as provided in Section 3(b). For purposes of this limitation, the shares of Stock underlying any Awards that are forfeited, canceled, withheld upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, reacquired by the Company before vesting, satisfied without the issuance of Stock or otherwise terminated (other than by exercise), in each case shall be added back to the shares of Stock available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that no more than 4,751,123 shares of Stock may be issued in the form of Incentive Stock Options. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company. Beginning on the date that the Company becomes subject to Section 162(m) of the Code, no more than 4,751,123 Options shall be granted to any one individual in any calendar year period.

(b) Changes in Stock. Subject to Section 3(c) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, or sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for securities of the Company or any successor entity (or a parent or subsidiary thereof), the Committee shall make an appropriate and equitable or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, (ii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iii) the repurchase price, if any, per share subject to each outstanding Award, and (iv) the price for each share subject to any then outstanding Stock Options under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options) as to which such Stock Options remain exercisable. The Committee shall also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event. The adjustment by the Committee shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Committee in its discretion may make a cash payment in lieu of fractional shares.

(c) Sale Events.

(i) Options and Restricted Stock Units.

(A) In the case of and subject to the consummation of a Sale Event, the Plan, all Options and all unvested Restricted Stock Units issued hereunder shall terminate upon the effective time of any such Sale Event unless provision is made in connection with the Sale Event in the sole discretion of the parties thereto for the assumption or continuation of Options and Restricted Stock Units theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with an equitable or proportionate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree (after taking into account any acceleration hereunder).

(B) In the event of the termination of the Plan and all Options issued hereunder in a Sale Event, or if there is no acquiring or surviving entity, all Awards outstanding immediately before the covered transaction will vest and if relevant become exercisable and all deferrals, other than deferrals of amounts that are neither measured by reference to nor payable in share of Stock, will be accelerated, immediately before the covered transaction; provided, however, that Restricted Stock Units subject to Section 409A shall only be accelerated if such Sale Event constitutes a “change in ownership or control” within the meaning of Section 409A.

(C) Notwithstanding anything to the contrary in Section 3(c)(i)(A), in the event of a Sale Event, the Company shall have the right, but not the obligation, to make or provide for a cash payment to the grantees holding Options and Restricted Stock Units, if applicable, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the value as determined by the Committee of the consideration payable per share of Stock pursuant to the Sale Event (the “Sale Price”) times the number of shares of Stock subject to outstanding Options or Restricted Stock Units, if applicable (to the extent then vested exercisable, including by reason of acceleration in connection with such Sale Event, at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding vested Options or Restricted Stock Units, if applicable.

(ii) Option Shares and Restricted Stock Awards. Unless otherwise provided in an Award Agreement, in the case of and subject to the consummation of a Sale Event, Option Shares and shares of Restricted Stock shall be subject to the repurchase right set forth in Section 9(c)(i) and 9(c)(ii), respectively.

(iii) Unrestricted Stock Awards. Unless otherwise provided in an Award Agreement, any shares of Unrestricted Stock shall be treated in a Sale Event the same as all other Shares then outstanding.

SECTION 4. ELIGIBILITY

Grantees under the Plan will be such full or part-time officers and other employees, directors and key persons (including prospective employees, but conditioned on their employment, and consultants) of the Company and any Subsidiary whom the Committee selects from time to time in its sole discretion. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code.

SECTION	5. STOCK OPTIONS

(a) Terms of Stock Options. Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option. Any Stock Option granted under the Plan must be made pursuant to a Stock Option Award Agreement in such form as the Committee may approve from time to time. Option Award Agreements need not be identical. Stock Options granted pursuant to this Section 5(a) are subject to the following terms and conditions and may contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable. If the Committee so determines, Stock Options may be granted in lieu of cash compensation at the optionee’s election, subject to such terms and conditions as the Committee may establish.

(i) Exercise Price. The Committee shall determine at the time of grant the exercise price per share for the Stock covered by a Stock Option, but the exercise price shall not be less than 100 percent of the Fair Market Value on the date of grant in the case of an Incentive Stock Option. In the case of an Incentive Stock Option that is granted to an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent of the Company or any Subsidiary (a “Ten Percent Owner”), the option price of such Incentive Stock Option shall not be less than 110 percent of the Fair Market Value on the grant date.

(ii) Option Term. The Committee shall fix the term of each Stock Option, but no Stock Option shall be exercisable more than ten years after the date the Stock Option is granted. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the term of such Stock Option shall be no more than five years from the date of grant.

(iii) Exercisability; Rights of a Stockholder. The Committee shall determine the time or times at which Stock Options become exercisable and/or vested, whether or not in installments. The Award Agreement may permit an optionee to exercise all or a portion of a Stock Option immediately at grant provided that the Option Shares issued upon such exercise shall be subject to restrictions and a vesting schedule identical to the vesting schedule of the related Stock Option and the optionee shall be required to enter into a Restricted Stock Award Agreement and any other similar documentation required by the Company as a condition to exercise of such Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options. An optionee shall not be deemed to have acquired any such shares unless and until a Stock Option has been exercised pursuant to the terms hereof, the Company has issued and delivered a certificate representing the shares to the optionee, and the optionee’s name has been entered on the books of the Company as a stockholder.

(iv) Method of Exercise. An optionee may exercise Stock Options in whole or in part by giving written notice of exercise to the Company, specifying the number of shares to be purchased. An optionee may make payment of the purchase price by one or more of the following methods (or any combination thereof) to the extent provided in the Option Award Agreement:

(A) In cash, by certified or bank check, by wire transfer of immediately available funds, or other instrument acceptable to the Committee.

(B) If permitted by the Committee, by the optionee delivering to the Company a promissory note, if the Board has expressly authorized the loan of funds to the optionee for the purpose of enabling or assisting the optionee to effect the exercise of his or her Stock Option, except that the optionee shall pay at least so much of the exercise price as represents the par value of the Stock other than with a promissory note if required by state law.

(C) If permitted by the Committee and the Initial Public Offering has occurred (or the Stock otherwise becomes publicly-traded), through the delivery (or attestation to the ownership) of shares of Stock that the optionee has purchased on the open market or that are beneficially owned by the optionee and are not then subject to restrictions under any Company plan. To the extent required to avoid variable accounting treatment under FAS 123R or other applicable accounting rules, the optionee must have owned such surrendered shares, if originally purchased from the Company, for at least six months. Such surrendered shares shall be valued at Fair Market Value on the exercise date.

(D) If permitted by the Committee and the Initial Public Offering has occurred (or the Stock otherwise becomes publicly-traded), by the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price, except that if the optionee chooses to pay the purchase price in this manner, then the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Committee may prescribe as a condition of such payment procedure.

(E) If permitted by the Committee, with respect to Stock Options that are not Incentive Stock Options, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price.

The Company has the right to reverse the exercise of a Stock Option if the Company is unable to collect on the instrument that the optionee uses to pay for the shares. The Company has no obligation to issue certificates for shares of Stock so purchased to the optionee until the Company has completed all steps required by law to be taken in connection with the issuance and sale of the shares, including without limitation (i) receipt of representations from the optionee in accordance with Section 15(a) below, (ii) the legending of any certificate representing the shares to evidence the foregoing restrictions, and (iii) obtaining from optionee payment or provision for all withholding taxes due as a result of the exercise of the Option. The delivery of certificates representing the shares of Stock to be purchased pursuant to the exercise of a Stock Option is contingent upon the Company’s receipt from the optionee (or a purchaser acting in his or her stead in accordance with the provisions of the Stock Option) of the full purchase price for such shares and the fulfillment of any other requirements contained in the Option Award Agreement or applicable provisions of laws. If an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of shares attested to.

(b) Annual Limit on Incentive Stock Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under the Plan and any other plan of the Company or its parent and any Subsidiary that become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000 or such other limit as may be in effect from time to time under Section 422 of the Code. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

SECTION 6. RESTRICTED STOCK AWARDS

(a) Nature of Restricted Stock Awards. The Committee shall determine the restrictions and conditions applicable to each Restricted Stock Award at the time of grant. Conditions may be based on continuing employment (or other service relationship), achievement of pre-established performance goals and objectives and/or such other criteria as the Committee may determine. The grant of a Restricted Stock Award is contingent on the grantee executing a Restricted Stock Award Agreement. The Committee shall determine the terms and conditions of each such Award Agreement, which may differ among individual Awards and grantees.

(b) Rights as a Stockholder. Upon execution of a Restricted Stock Award Agreement and payment of any applicable purchase price, a grantee of Restricted Stock is considered the record owner of, and is entitled to vote (to the extent that such Shares are entitled to voting rights), the Shares of Restricted Stock, subject to the conditions contained in the Restricted Stock Award Agreement. Except as otherwise provided for in any agreement or waiver letter, the grantee is entitled to receive all dividends and any other distributions declared on the Shares, although the Company is under no duty to declare any such dividends or to make any such distribution. The Restricted Stock Award Agreement may require or permit the immediate payment, waiver, deferral or investment of dividends paid on the Restricted Stock. The Company may, in its sole discretion, require that certificates evidencing the Restricted Stock remain in the possession of the Company until such Restricted Stock is vested as provided in Section 6(d) below and may require the grantee, as a condition of the grant, to deliver to the Company a stock power endorsed in blank and such other instruments of transfer as the Committee may prescribe.

(c) Restrictions. The grantee and his or her Permitted Transferees shall not sell, assign, transfer, pledge or otherwise encumber or dispose of Restricted Stock except as specifically provided herein or in the Restricted Stock Award Agreement. Except as may otherwise be provided by the Committee either in the Award Agreement or, subject to Section 13 below, in writing after the Award Agreement is issued, upon the termination of a grantee’s employment (or other service relationship) with the Company and any Subsidiary, the Company or its assigns have the right, as may be specified in the relevant instrument, to repurchase some or all of the Shares subject to the Award at such purchase price as is set forth in the Restricted Stock Award Agreement.

(d) Vesting of Restricted Stock. The Committee at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which Restricted Stock becomes vested, subject to such further rights of the Company or its assigns as may be specified in the Restricted Stock Award Agreement.

SECTION 7. UNRESTRICTED STOCK AWARDS

The Committee may, in its sole discretion, grant (or sell at par value or such higher purchase price determined by the Committee) to an eligible person under Section 4 hereof an Unrestricted Stock Award under the Plan. The Committee may grant Unrestricted Stock Awards in respect of past services or other valid consideration, or in lieu of cash compensation due to such grantee.

SECTION 8. RESTRICTED STOCK UNITS

(a) Nature of Restricted Stock Units. The Committee shall determine the restrictions and conditions applicable to each Restricted Stock Unit at the time of grant. Conditions may be based on continuing employment (or other service relationship), achievement of pre-established performance goals and objectives and/or other such criteria as the Committee may determine. The grant of Restricted Stock Unit(s) is contingent on the grantee executing a Restricted Stock Unit Award Agreement. The Committee shall determine the terms and conditions of each such Award Agreement, consistent with Section 409A, which such terms and conditions may differ among individual Awards and grantees. On the settlement date applicable to any Restricted Stock Unit, as set forth in the applicable Award Agreement, such Restricted Stock Unit(s), to the extent vested, shall be settled in the form of cash or shares of Stock, as specified in the Award Agreement.

(b) Rights as a Stockholder. A grantee has the rights of a stockholder only as to shares of Stock, if any, acquired upon settlement of a Restricted Stock Unit. A grantee is not deemed to have acquired any such shares unless a Restricted Stock Unit has been settled in Stock pursuant to the terms hereof, the Company has issued and delivered a certificate representing the shares to the grantee, and the grantee’s name has been entered in the books of the Company as a stockholder.

(c) Termination. Except as may otherwise be provided by the Committee either in the Award Agreement or in writing after the Award Agreement is issued, a grantee’s right in all Restricted Stock Units that have not vested automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and any Subsidiary for any reason.

SECTION 9. TRANSFER RESTRICTIONS; COMPANY RIGHT OF FIRST REFUSAL; COMPANY REPURCHASE RIGHTS

(a) Restrictions on Transfer.

(i) Non-Transferability of Stock Options. The optionee shall not transfer any Stock Option other than by will or by the laws of descent and distribution, and all Stock Options are exercisable, during the optionee’s lifetime, only by the optionee or the optionee’s legal representative or guardian in the event of the optionee’s incapacity. However, the Committee, in its sole discretion, may provide in the Award Agreement regarding a given Stock Option that the optionee may transfer, without consideration for the transfer, his or her Non-Qualified Stock Options to members of his or her immediate family, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, so long as the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Option.

(ii) Issued Shares. The Holder shall not sell, assign, transfer, pledge, hypothecate, give away or in any other manner dispose of or encumber any Issued Shares, whether voluntarily or by operation of law, unless (i) such transfer is in compliance with the terms of the applicable Award Agreement, all applicable securities laws (including, without limitation, the Securities Act), and with the terms and conditions of this Section 9, (ii) such transfer does not cause the Company to become subject to the reporting requirements of the Exchange Act, and (iii) the transferee consents in writing to be bound by the provisions of the Plan, including this Section 9. In connection with any proposed transfer, the Committee may require the transferor to provide at the transferor’s own expense an opinion of counsel to the transferor, satisfactory to the Committee, that such transfer is in compliance with all foreign, federal and state securities laws (including, without limitation, the Securities Act). Any attempted disposition of Issued Shares other than in accordance with the terms and conditions of this Section 9 shall be null and void, and the Company shall not reflect on its records any change in record ownership of any Issued Shares as a result of any such disposition, shall otherwise refuse to recognize any such disposition and shall not in any way give effect to any such disposition of Issued Shares. Subject to the foregoing general provisions, and unless otherwise provided in the applicable Award Agreement, Issued Shares may be transferred pursuant to the following specific terms and conditions (provided that with respect to any transfer of Restricted Stock, all vesting and forfeiture provisions shall continue to apply only with respect to the original recipient):

(A) Transfers to Permitted Transferees. The Holder may sell, assign, transfer or give away any or all of the Issued Shares to Permitted Transferees. Following such sale, assignment, or other transfer, such Issued Shares continue to be subject to the terms of this Plan (including this Section 9), and such Permitted Transferee(s) shall, as a condition to any such transfer, deliver a written acknowledgment to that effect to the Company.

(B) Transfers Upon Death. Upon the death of the Holder, any Issued Shares then held by the Holder at the time of such death and any Issued Shares acquired thereafter by the Holder’s legal representative are subject to the provisions of this Plan, and the Holder’s estate, executors, administrators, personal representatives, heirs, legatees and distributees shall be obligated to convey such Issued Shares to the Company or its assigns under the terms contemplated hereby.

(b) Right of First Refusal. If a Holder desires at any time to sell or otherwise transfer all or any part of such Holder’s Issued Shares, the Holder first shall give written notice to the Company of the Holder’s intention to make such transfer. The Holder shall include in such notice the number of Issued Shares that the Holder proposes to sell (the “Offered Shares”), the price and the terms at which the proposed sale is to be made and the name and address of the proposed transferee. At any time within 30 days after the receipt of such notice by the Company, the Company or its assigns may elect to purchase all or any portion of the Offered Shares at the price and on the terms offered by the proposed transferee and specified in the notice. To exercise this right, the Company or its assigns must mail or deliver written notice to the Holder within the foregoing 30-day period. If the Company or its assigns elect to exercise its purchase rights under this Section 9(b), the closing for such purchase must take place within 45 days after the receipt by the Company of the initial notice from the Holder. If the Company or its assigns do not elect to exercise such purchase right, or if the Company or its assigns do not pay the full purchase price within such 45-day period, the Holder may, within 60 days thereafter, sell the Offered Shares to the proposed transferee and at the same price and on the same terms as specified in the Holder’s notice. Any Shares purchased by such proposed transferee shall no longer be subject to the terms of the Plan. Any Shares not sold to the proposed transferee remain subject to the Plan.

(c) Company’s Right of Repurchase.

(i) Right of Repurchase for Option Shares. The Company or its assigns have the right and option upon a Repurchase Event to repurchase from a Holder of Option Shares some or all (as determined by the Company) of the Option Shares held or subsequently acquired upon exercise of a Stock Option by such Holder at the price per share specified below. The Company may exercise such repurchase right within the later of (A) six months after the date of such Repurchase Event or (B) seven months after the acquisition of such Option Shares upon exercise of a Stock Option (the “Option Shares Repurchase Period”). The “Option Shares Repurchase Price” is equal to the Fair Market Value of the Option Shares as determined by the Committee.

(ii) Right of Repurchase With Respect to Restricted Stock and Shares issued pursuant to an Unrestricted Stock Award or Restricted Stock Unit Award. Unless otherwise set forth in the agreement entered into by the recipient and the Company in connection with a Restricted Stock Award, Unrestricted Stock Award or Restricted Stock Unit Award, the Company or its assigns have the right and option upon a Repurchase Event to repurchase from a Holder of Issued Shares received pursuant to a Restricted Stock Award, Unrestricted Stock Award or Restricted Stock Unit Award some or all (as determined by the Company) of such Issued Shares at the price per share specified below. In addition, upon a Termination Event, the Company or its assigns shall have the right and option to repurchase from a Holder of Issued Shares received pursuant to a Restricted Stock Award any Issued Shares which have not vested as of the Termination Event. Such repurchase right may not be exercised by the Company within the six months following the date of such Repurchase Event or Termination Event as applicable (the “Non-Option Shares Repurchase Period”). The “Non-Option Shares Repurchase Price” is (i) in the case of Issued Shares that are vested as of the date of the Repurchase Event, the Fair Market Value of such Issued Shares as determined by the Committee and (ii) in the case of Issued Shares that have not vested as of the date of the Repurchase Event or Termination Event (as applicable), the lower of the Fair Market Value of such Issued Shares as determined by the Committee or, subject to adjustment as provided in Section 3(b), the original per share purchase price paid by the recipient.

(iii) Procedure. The Company or its assigns shall exercise any repurchase right by giving the Holder written notice on or before the last day of the Option Shares Repurchase Period or Non-Option Shares Repurchase Period, as applicable, of its intention to exercise such repurchase right. Upon such notification, the Holder shall promptly surrender to the Company, free and clear of any liens or encumbrances, any certificates representing the Shares being purchased, together with a duly executed stock power for the transfer of such Shares to the Company or the Company’s assignee or assignees. Upon the Company’s or its assignee’s receipt of the certificates from the Holder, the Company or its assignee or assignees shall deliver to him, her or them a check for the Option Shares Repurchase Price or the Non-Option Shares Repurchase Price, as applicable, or pay the Option Shares Repurchase Price or Non-Option Shares Repurchase Price, as applicable, by offsetting and canceling any indebtedness then owed by the Holder to the Company.

(d) Drag Along Right. If the holders of a majority of the Company’s equity securities then outstanding (the “Majority Shareholders”) determine to sell or otherwise dispose of all or substantially all of the assets of the Company or all or 50% or more of the capital stock of the Company, in each case in a transaction constituting a change in control of the Company, to any non-Affiliate(s) of the Company or any of the Majority Shareholders, or to cause the Company to merge with or into or consolidate with any non-Affiliate(s) of the Company or any of the Majority Shareholders (in each case, the “Buyer”) in a bona fide negotiated transaction (a “Sale”), a Holder of Issued Shares, including any Permitted Transferees, shall be obligated to and shall upon the written request of the Majority Shareholders: (a) sell, transfer and deliver, or cause to be sold, transferred and delivered, to the Buyer, his or her Issued Shares (including for this purpose all of such Holder’s or his or her Permitted Transferee’s Issued Shares that presently or as a result of any such transaction may be acquired upon the exercise of an Option (following the payment of the exercise price therefor)) on substantially the same terms applicable to the Majority Shareholders (with appropriate adjustments to reflect the conversion of convertible securities, the redemption of redeemable securities and the exercise of exercisable securities as well as the relative preferences and priorities of preferred stock); and (b) execute and deliver such instruments of conveyance and transfer and take such other action, including voting such Issued Shares in favor of any Sale proposed by the Majority Shareholders and executing any purchase agreements, merger agreements, indemnity agreements, escrow agreements or related documents as the Majority Shareholders or the Buyer may reasonably require in order to carry out the terms and provisions of this Section 9(d).

(e) Escrow Arrangement.

(i) Escrow. In order to carry out the provisions of Sections 9(b), (c), and (d) of this Agreement more effectively, the Company may hold any Issued Shares in escrow together with separate stock powers executed by the Holder in blank for transfer, and any Permitted Transferee shall, as an additional condition to any transfer of Issued Shares, execute a like stock power as to such Issued Shares. The Company shall not dispose of the Issued Shares except as otherwise provided in this Agreement. In the event of any repurchase by the Company (or any of its assigns), the Holder and any Permitted Transferee authorize the Company, as the Holder’s and each such Permitted Transferee’s attorney-in-fact, to date and complete the stock powers necessary for the transfer of the Issued Shares being purchased and to transfer such Issued Shares in accordance with the terms hereof. At such time as any Issued Shares are no longer subject to the Company’s repurchase, first refusal and drag along rights, the Company shall, at the written request of the Holder, deliver to the Holder (or the relevant Permitted Transferee) a certificate representing such Issued Shares with the balance of the Issued Shares to be held in escrow pursuant to this Section 9(e).

(ii) Remedy. Without limiting any other provision of this Agreement or other rights, if a Holder, any Permitted Transferees or any other Person is required to sell a Holder’s Issued Shares pursuant to the provisions of Sections 9(b), (c), or (d) hereof and if he or she refuses or for any reason fails to deliver to the Company or its designated purchaser of such Issued Shares the certificate or certificates evidencing such Issued Shares together with a related stock power, then the Company or such designated purchaser may deposit the applicable purchase price for such Issued Shares with a bank designated by the Company, or with the Company’s independent public accounting firm, as agent or trustee, or in escrow, for such Holder, any Permitted Transferees or other Person, to be held by such bank or accounting firm for the benefit of and for delivery to him, her, them or it, and/or, in its discretion, pay such purchase price by offsetting any indebtedness then owed by such Holder as provided above. Upon any such deposit and/or offset by the Company or its designated purchaser of such amount and upon notice to the Person who was required to sell the Issued Shares to be sold pursuant to the provisions of Sections 9(b), (c), or (d), such Issued Shares will at such time be deemed to have been sold, assigned, transferred and conveyed to such purchaser, such Holder will have no further rights thereto (other than the right to withdraw the payment thereof held in escrow, if applicable), and the Company shall record such transfer in its stock transfer book or in any appropriate manner.

(f) Lockup Provision. A Holder agrees, if requested by the Company and any underwriter engaged by the Company, not to sell or otherwise transfer or dispose of any Issued Shares (including, without limitation, pursuant to Rule 144 under the Securities Act) held by him or her for such period after the effective date of any registration statement of the Company filed under the Securities Act as the Company or such underwriter reasonably and in good faith specifies, not to exceed 180 days in the case of the Company’s Initial Public Offering or 90 days in the case of any other public offering.

(g) Adjustments for Changes in Capital Structure. If, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Common Stock, the outstanding shares of Common Stock are increased or decreased or are exchanged for a different number or kind of shares of the Company’s stock, the restrictions contained in this Section 9 apply with equal force to additional and/or substitute securities, if any, received by Holder in exchange for, or by virtue of his or her ownership of, Issued Shares.

(h) Termination. The terms and provisions of Sections 9(b), (c) and (d) terminate upon the closing of the Company’s Initial Public Offering or upon consummation of any Sale Event, in either case as a result of which shares of the Company (or a successor entity) of the same class as the Issued Shares are registered under Section 12 of the Exchange Act and publicly traded on The Nasdaq Stock Market or any national security exchange.

SECTION 10. TAX WITHHOLDING

(a) Payment by Grantee. Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the grantee for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld by the Company with respect to such income. The Company and any Subsidiary have, to the extent permitted by law, the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver stock certificates to any grantee is subject to and conditioned on any such tax withholding obligations being satisfied by the grantee.

(b) Payment in Stock. Subject to approval by the Committee, a grantee may elect to have the Company’s minimum required tax withholding obligation satisfied, in whole or in part, by authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the minimum withholding amount due.

SECTION 11. Section 409A AWARDS.

To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award will be subject to such additional rules and requirements as the Committee specifies from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a grantee who is considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee’s date of separation from service, or (ii) the grantee’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A.

SECTION 12. TRANSFER, LEAVE OF ABSENCE, ETC.

(a) For purposes of the Plan, the following events are not deemed a termination of employment:

(i) a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another; or

(ii) an approved leave of absence for military service, sickness or disability, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing.

(b) Unless the Committee provides otherwise or as required by law, vesting of Awards granted hereunder shall be suspended during any unpaid leave of absence of such grantee.

SECTION 13. AMENDMENTS AND TERMINATION

The Board may, at any time, amend or discontinue the Plan, and the Committee may, at any time, amend or cancel any outstanding Award or provide substitute Awards at the same or a reduced exercise or purchase price or with no exercise or purchase price in a manner not inconsistent with the terms of the Plan, except that such price, if any, must satisfy the requirements that would apply to the substitute or amended Award if it were then initially granted under the Plan for the purpose of satisfying changes in law or for any other lawful purpose. However, no such action shall adversely affect rights under any outstanding Award without the consent of the holder of the Award. The Committee may exercise its discretion to reduce the exercise price of outstanding Stock Options or effect repricing through cancellation of outstanding Awards and by granting such holders new Awards in replacement of the cancelled Awards. To the extent determined by the Committee to be required either by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code or otherwise, Plan amendments are subject to approval by the Company stockholders entitled to vote at a meeting of stockholders. Nothing in this Section 13 shall limit the Board’s or Committee’s authority to take any action permitted pursuant to Section 3(c).

SECTION 14. STATUS OF PLAN

With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Committee otherwise expressly determines in connection with any Award or Awards. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder.

SECTION 15. GENERAL PROVISIONS

(a) No Distribution; Compliance with Legal Requirements. The Committee may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares of Stock without a view to distribution thereof. No shares of Stock shall be issued pursuant to an Award until all applicable securities law and other legal and stock exchange or similar requirements have been satisfied. The Committee may require the placing of such stop-orders and restrictive legends on certificates for Stock and Awards as it deems appropriate.

(b) Delivery of Stock Certificates. Stock certificates to grantees under the Plan are deemed delivered for all purposes when the Company or a stock transfer agent of the Company has mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company.

(c) Other Compensation Arrangements; No Employment Rights. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of the Plan and the grant of Awards do not confer upon any employee any right to continued employment or service relationship with the Company or any Subsidiary.

(d) Trading Policy Restrictions. Option exercises and other Awards under the Plan are subject to such Company’s insider trading policy-related restrictions, terms and conditions as may be established by the Committee, or in accordance with policies set by the Committee, from time to time.

(e) Loans to Award Recipients. The Company has the authority, to the extent permitted by law, to make loans to recipients of Awards hereunder (including to facilitate the purchase of shares) and to issue shares for promissory notes hereunder.

(f) Designation of Beneficiary. Each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award on or after the grantee’s death or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Committee and shall not be effective until received by the Company. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary is the grantee’s estate.

(g) Legend. Any certificate(s) representing the Issued Shares shall carry substantially the following legend:

The transferability of this certificate and the shares of stock represented hereby are subject to the restrictions, terms and conditions (including repurchase and restrictions against transfers) contained in the Endeca Technologies, Inc. 2009 Stock Incentive Plan and any agreement entered into thereunder by and between the company and the holder of this certificate (a copy of which is available at the offices of the company for examination).

SECTION 16. EFFECTIVE DATE OF PLAN

The Plan becomes effective upon approval of the Company’s stockholders in accordance with applicable law. Subject to such approval by the stockholders and to the requirement that no Stock Option or other Award may be issued hereunder before such approval, Stock Options and other Awards may be granted hereunder on and after the Board adopts the Plan. No grants of Stock Options and other Awards may be made hereunder after the tenth anniversary of the date on which the Plan is approved by stockholders as set forth on the final page of the Plan, and no grants of Incentive Stock Options may be made hereunder after the tenth anniversary of the date the Plan is approved by the Board.

SECTION 17. GOVERNING LAW

This Plan, all Awards and any controversy arising out of or relating to this Plan and all Awards shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to conflict of law principles that would result in the application of any law other than the law of the Commonwealth of Massachusetts.

DATE APPROVED BY THE BOARD OF DIRECTORS: October 27, 2009

DATE APPROVED BY THE STOCKHOLDERS: October 27, 2009

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